Exhibit 8.1

SEWARD & KISSEL LLP

ONE BATTERY PARK PLAZA

NEW YORK, NEW YORK 10004

TELEPHONE: (212) 574-1200	901 K STREET, NW
FACSIMILE: (2l2) 480-8421	WASHINGTON, DC 20001
WWW.SEWKIS.COM	TELEPHONE: (202) 737-8833
FACSIMILE: (202) 737-5184

August 30, 2024

Ardmore Shipping Corporation

Belvedere Building, Ground Floor

69 Pitts Bay Road

Pembroke, HM08

Bermuda

Re:	Ardmore Shipping Corporation

Ladies and Gentlemen:

You have requested our opinion regarding certain Marshall Islands and United States federal income tax matters relating to Ardmore Shipping Corporation, a corporation organized under the laws of the Republic of the Marshall Islands (the “Company”), in connection with the Company’s registration statement on Form F-3 (such registration statement as amended or supplemented from time to time, the “Registration Statement”), as filed with the U.S. Securities and Exchange Commission (the “Commission”), relating to the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”) for sale in one or more public offerings by the Company of up to an aggregate of $500,000,000 of the Company’s securities.

In formulating our opinion as to these matters, we have examined such documents as we have deemed appropriate, including (i) the Registration Statement and (ii) the prospectus of the Company included in the Registration Statement (the “Prospectus”). We have also obtained such additional information as we have deemed relevant and necessary from representatives of the Company.

Capitalized terms not defined herein have the meanings ascribed to them in the Registration Statement.

Based on the facts as set forth in the Prospectus and in particular, on the representations, covenants, assumptions, conditions and qualifications described in the Prospectus in the section entitled “Tax Considerations,” we hereby confirm that the opinions with respect to Marshall Islands tax considerations and United States federal income tax considerations expressed in the Prospectus in the section entitled “Tax Considerations” accurately state our opinions as to the tax matters discussed therein.

Our opinions and the tax discussion as set forth in the Prospectus are based on the laws of the Republic of the Marshall Islands, current provisions of the U.S. Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, which may be cited or used as precedents, and case law, any of which may be changed at any time with retroactive effect. No opinion is expressed on any matters other than those specifically referred to above by reference to the Prospectus.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and the discussions of advice provided by us in the section entitled “Tax Considerations” in the Prospectus, without admitting we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ Seward & Kissel LLP